AquaBounty Technologies, Inc.
AquaBounty Acquires Fish Farming Facility in Indiana
MAYNARD, Massachusetts, June 13, 2017 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NYSE: XON), announces that it has entered into an agreement to purchase certain assets of Bell Fish Company, including its farming facility in Albany, Indiana, for $14.0 million in cash.
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “This acquisition marks an important milestone and provides the Company with its first commercial-scale facility in the United States for growing eco-friendly AquAdvantage® Salmon. This site will enable production of healthy Atlantic salmon, which will not require vaccines or antibiotics, in a sustainable and responsible manner close to domestic consumers.”
The purchase, which is expected to close within the next 30 days, will provide the Company with a land-based, contained aquaculture system to grow AquAdvantage Salmon near major demand centers in the $2 billion U.S. Atlantic salmon market. The United States currently imports over 92% of the farmed Atlantic salmon it consumes. AquAdvantage Salmon will offer the opportunity for a viable domestic aquaculture industry while providing consumers a fresh and delicious product.
If anticipated timelines are achieved, the facility’s first harvest could come as soon as the third quarter of 2019. This is significantly faster than other land-based facilities due to the quicker time to market for AquAdvantage Salmon. Once fully operational, the current facility will have an expected annual capacity of 1200 metric tons, which at current Atlantic salmon prices represents over $10 million a year in potential sales, with the possibility for future expansion.
AquaBounty continues to evaluate additional opportunities for larger production facilities in both the United States and Canada.
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
+1 613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the closure of the acquisition and the timing thereof, the projected use and expected production capacity of the facility, possible future sales revenues, the potential for expansion of operations, and the timing of any future harvest. Forward-looking statements may be identified with words such as “will,” “may,” “should,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.